UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549
____________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 1, 2011

KANDI TECHNOLOGIES, CORP.
(Exact name of registrant as specified in its charter)

Delaware	001-33997	90-0363723
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification)

Jinhua City Industrial Zone
Jinhua, Zhejiang Province
People’s Republic of China
Post Code 321016
(Address of principal executive offices)

(86 - 0579) 82239700
Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On January 31, 2011, Hu Wangyuan and Yao Zhengming resigned from the Board of Directors (the “Board”) of Kandi Technologies, Corp. (the “Company”).  Mr. Yao was the Chair of the Company’s Audit Committee and a member of the Company’s Compensation Committee and the Corporate Governance and Nominating Committee.  There were no disagreements between Mr. Hu or Mr. Yao and the Company.  Both Mr. Hu and Mr. Yao have been provided with copies of the disclosures the Company is making in response to this Item 5.02 and both have been provided with the opportunity to state whether or no they are in agreement with the statements herein.

On January 31, 2011, Fong Heung Sang and Qian Jinsong were elected to the Board of the Company by unanimous approval of the Board, effective immediately.  Mr. Fong is an independent director, in accordance with the rules of the NASDAQ Stock Market, Inc. Marketplace Rules.  The Board has appointed Mr. Fong to be the Chair of the Company’s Audit Committee, and a member of the Compensation Committee and the Corporate Governance and Nominating Committee.  The Company does not have any arrangement or understanding with either Mr. Fong or Mr. Qian pursuant to which either was selected to be a director.  There have not been any transactions, since the beginning of the Company’s last fiscal year, in which the Company was a participant and the amount involved exceeded $120,000, and in which either Mr. Fong or Mr. Qian had a direct or indirect material interest.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 1, 2011

KANDI TECHNOLOGIES, CORP.

By:	/s/ Hu Xiaoming
Name:	Hu Xiaoming
Title:	President and CEO